Exhibit (h)(2)

PARTICIPATION AGREEMENT

by and among

DFA INVESTMENT DIMENSIONS GROUP INC.,

DIMENSIONAL FUND ADVISORS LP,

DFA SECURITIES LLC

and

TIAA-CREF LIFE INSURANCE COMPANY

THIS AGREEMENT, made and entered into this 30th day of April 2012, by and among TIAA-CREF Life Insurance Company (“Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (“Fund”); the Fund’s investment adviser, Dimensional Fund Advisors LP (“Adviser”); and DFA Securities LLC (“DFAS”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS, the Company has issued or will issue certain variable life insurance or variable annuity contracts (including any certificates thereunder) supported wholly or partially by the Accounts (the “Contracts”), and said Contracts are listed in Schedule A hereto as it may be amended from time to time by mutual written agreement of the Parties; and

WHEREAS, each Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Directors of the Company to set aside and invest assets attributable to the aforesaid Contracts; and

WHEREAS, to the extent permitted by applicable federal and state securities and insurance laws and regulations, the Company intends to purchase shares of those series of the Fund listed in Schedule B hereto, as it may be amended from time to time by mutual written agreement of the Parties (collectively, the “Portfolios”), on behalf of the Accounts to fund the aforesaid Contracts, and DFAS is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

NOW, THEREFORE, the Company, the Fund, the Adviser and DFAS, intending to be legally bound, hereby agree as follows:

1.	Sales of Shares/Procedures

1.1	The Fund agrees to sell through DFAS, the Fund’s principal underwriter and distributor, shares of the respective Portfolios of the Fund listed on Schedule B hereto, as amended from time to time by the Parties, and purchased by the Company for the appropriate subaccount of each Account, on each Business Day (as defined below) at the net asset value next computed after receipt by the Fund or its designee of each order of the Accounts, in accordance with the provisions of this Agreement and the then current prospectus(es) of the Portfolios.

1.1(a)	Transmission of Instructions For each Portfolio and for each Account maintained by the Company with such Portfolio, the Company shall transmit to National Securities Clearing Corporation (“NSCC”) (which shall forward the information to the transfer agent of the Fund), no more than two aggregate purchase orders as follows:

(i)	a purchase order for the Accounts expressed in dollars (sent via NSCC’s DCC&S System); and

(ii)	a purchase order for the Accounts expressed in shares (sent via NSCC’s DCC&S System);

and no more than two aggregate redemption orders as follows:

(i)	a redemption order for the Accounts expressed in dollars (sent via NSCC’s DCC&S System); and

(ii)	a redemption order for the Accounts expressed in shares (sent via NSCC’s DCC&S System);

each of which reflects the aggregated effect of all purchases and all redemptions of shares of the Portfolios in such categories, based upon instructions from each Account (collectively, “Instructions”) received prior to the Close of Trading on a given Business Day (“Trade Date”). “Close of Trading” shall mean 4:00 p.m. Eastern Time (or, if earlier, the close of regular trading on the New York Stock Exchange (the “NYSE”)) on a Business Day. “Business Day” shall mean, unless otherwise noted in this Agreement, any day on which the New York Stock Exchange (the “NYSE”) is open for trading and on which a Portfolio calculates its net asset value pursuant to the rules of the Securities and Exchange Commission (“SEC”) and as disclosed in the then current prospectus(es) of the Portfolios. “Business Day,” for the purposes of this Section 1.1(b)-(c), shall also include any day on which the NSCC’s DCC&S System is open to transmit and settle orders, even if the NYSE is closed for trading on such day.

On any given Business Day, the Company shall accept Instructions in proper form from an Account up to the Close of Trading, but in no event shall the Company accept Instructions that have been received by the Company or its authorized designee after the Close of Trading on such Business Day. Instructions received in proper form by the Company after the Close of Trading on any Business Day shall be treated as if accepted on the next following Business Day. The Fund hereby appoints the Company as a designee of the Fund for the limited purpose of receipt of purchase and redemption orders on behalf of the Accounts for shares of the Portfolios listed on Schedule B, and receipt by the Company as designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order by the transmission deadlines described in Section 1.1(b), below. Each transmission of Instructions by the Company will constitute a representation that all purchase and redemption orders from the Accounts were received by the Company prior to 4:00 p.m. Eastern Time or the close of the NYSE, whichever is earlier, on the Business Day on which the purchase or redemption orders are transmitted, in accordance with Rule 22c-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund shall calculate and make the net asset value per share for each Portfolio available to the Company on each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Portfolio is calculated and will use commercially reasonable efforts to make such net asset value per share available to the Company by 6:00 p.m., Eastern Time, each Business Day. The Fund shall calculate the net asset value per share for each Portfolio in accordance with the Fund prospectus. In the event that the Fund is unable to make such net asset value per share available to the Company by 6:00 a.m. Eastern Time on the next Business Day following the Trade Date, the Company’s deadline to place orders for the purchase and redemption of Fund shares and wire net payments for the purchase of Fund shares shall be extended by a reasonable amount of time to a mutually agreed upon deadline on the Business Day that the Fund makes such net asset value available to the Company.

1.1(b)	Transmission Deadlines for the Accounts The transmission of orders for the Accounts will be accepted by the Fund only if provided through NSCC’s DCC&S System in the file delivered to the Fund or its transfer agent prior to 6:30 a.m. Eastern Time (currently NSCC Cycle 8) on the next Business Day following the Trade Date , or such later time as permitted by Section 1.1(a). Notwithstanding the foregoing, on a limited basis, the Company may transmit instructions until 9:00 a.m. Eastern Time via NSCC Cycles 9 through 12 on the next Business Day following the Trade Date for corrections to Instructions already submitted for contingency purposes.

In the event that NSCC systems are not functioning or other circumstances outside of the Company’s control make providing Instructions through NSCC systems not possible on a given Business Day, the Company may transmit Instructions to the Fund, its transfer agent or as otherwise directed by the Fund or the Adviser via facsimile by 8:30 a.m. Eastern Time or via email including an Excel file by 9:00 a.m. Eastern Time on the next Business Day following the Trade Date, or such later time as permitted by Section 1.1(a); provided however, the Company will notify the Fund and the Adviser prior to transmitting Instructions via facsimile. However, this paragraph will not be applicable to Instructions which have already been entered via NSCC but not received by the Fund or its transfer agent. The Company must notify the Fund of the existence of any such Instructions, and the Fund and its transfer agent will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner.

Any information delivered to the Fund after the applicable transmission deadlines may be rejected by the Fund or its transfer agent, subject to the Fund’s sole discretion to accept any trade.

1.1(c)	Settlement Aggregated purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.

In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, the Company shall wire payment, or arrange for payment to be wired by the Company’s designated bank, in immediately available funds, to the Portfolio’s custodial account at the Fund’s custodian on the Business Day the Fund is properly notified of the purchase request for Portfolio shares in accordance with Section 1.1(b) (if federal funds are not received on the day the Fund is notified of the purchase request for Portfolio shares pursuant to Section 1.1(b), the Portfolio shares purchased thereby will be issued at the net asset value next determined after the Fund receives such payment); and (2) for net redemption Instructions, the Fund or its transfer agent shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by the Company in writing on the Business Day the Fund is properly notified of the redemption order of Portfolio shares in accordance with Section 1.1(b). On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.

In the event that the total redemption order for any one Business Day shall exceed dollar limits set for a Portfolio by the Fund as provided to the Company contemporaneously herewith, such Portfolio shall have the option of (i) settling the redemption on the same Business Day the Company transmits such order through the NSCC’s money settlement process if the Fund has consented to such redemption in advance, (ii) by wiring the redemption proceeds to the Company, except as provided below, on the next Business Day after the Company transmits such order to the Fund, and (iii) upon notice to the Company, if necessary as determined in the discretion of the Fund, at any time within seven (7) days after receipt of the redemption order, in accordance with provisions of the 1940 Act provided, however, that the Fund will use best efforts to avoid a delay by Fund in paying redemption proceeds that will cause Company or any Account to fail to meet its obligations under Section 22(e) of the 1940 Act. The Fund will not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds; the Company alone will be responsible for such action.

1.1(d)

Errors Except to the extent any error results from the an act or omission of the Fund, the Adviser, or their agents, the Company shall be responsible for the accuracy of any Instruction transmitted to the Fund or its transfer agent via NSCC systems or otherwise, and the transmission of such Instruction shall constitute the Company’s representation to the Fund that the Instruction is accurate, complete and duly authorized by the Accounts that are purchasing or redeeming shares of the Portfolios. The Company shall assume responsibility for any direct investment loss to the Fund or the Portfolios caused by a cancellation or correction made subsequent to the date as of which an Instruction has been placed except to the extent any cancellation or correction results from an act or omission of the Fund, the Adviser or their agents, and provided the Fund takes all reasonable steps to mitigate such losses.

Each Party shall notify the other Parties of any errors or omissions in any information and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. Each Party agrees to maintain reasonable errors and omissions insurance coverage commensurate with such Party’s responsibilities under this Agreement

In the event of an error in the computation of a Portfolio’s net asset value per share (as determined under SEC guidelines), the Fund will follow its policy adopted for the sale and distribution of shares of the Portfolio regarding appropriate error correction standards provided to the Company contemporaneously herewith, or any amended error correction policy consistent with SEC guidelines. The Fund will use best efforts to provide 30 days advance written notice to the Company of any amendments to such error correction policy. If required by such policy, the Fund will make an adjustment to the number of shares purchased or redeemed for the Accounts or sub-accounts to reflect the correct net asset value per share, and in the event that the pricing error causes the Company to incur any material direct costs for manually re-processing accounts, such as preparing and mailing revised statements, the Fund or its affiliate shall reimburse the Company for all such reasonable costs upon receipt from the Company of an invoice or other statement documenting such costs in reasonable detail, subject to a maximum amount of $5,000 per occurrence. Any material error in the calculation or reporting of a Portfolio’s net asset value per share, dividend or capital gain information shall be reported to the Company upon discovery by the Fund.

Upon notification by the Fund or Adviser of any overpayment due to a material error, the Company shall promptly remit to the Fund any overpayment that has not been paid to Contract holders; however, the Fund and Adviser acknowledge that the Company does not intend to seek additional payments from any Contract holder who, because of a pricing error, may have underpaid for units of interest credited to his/her account. The Fund may adjust the total number of Portfolio shares to account for such underpayment to the extent the Company has advised the Fund in writing that it may adjust the corresponding number of units held by the affected Contract holder. In no event shall the Company be liable to Contract holders for any such adjustments or underpayment amounts. Upon notification of any underpayment to the Account(s) due to a material error, the Fund shall remit to the Company the amount of any underpayment.

The Company and the Fund shall maintain a record of the total number of shares of the Portfolios which are so purchased and shall reconcile on a periodic basis the number of shares of each Portfolio attributable to each Account. If an order to purchase shares of a Portfolio must be canceled due to nonpayment by the Company, the Company will be responsible for any direct investment loss incurred by the Fund or the Portfolio arising out of such cancellation provided the Fund and the Fund takes all reasonable steps to mitigate such losses.

1.2	The Fund will redeem for cash full and fractional shares of the Portfolios when requested by the Company executing such requests on each Business Day at the net asset value next computed after receipt by the Fund or its designee of each request for redemption, in accordance with the provisions of this Agreement, the then current prospectus(es) of the Portfolios, the SAI of the Fund and the Contracts; provided, however, if any conflicts exist among any such documents, then the terms of the Fund’s current prospectus(es) and the SAI describing the Portfolios shall control. To the extent that changes to the Portfolios’ prospectus(es) and SAI have a material impact on the duties and obligations of the Company under the terms of this Agreement, the Fund shall notify the Company in accordance with and subject to the limitations in Section 4.10, and the Fund will work with the Company to amend this Agreement to reflect such changes as necessary. Notwithstanding the foregoing, the Fund may satisfy a redemption order from the Company for an Account by an in-kind distribution of securities of a Portfolio (each a “Redemption In Kind”), as contemplated in the Fund’s prospectus(es) and SAI, only if the Redemption In Kind is permitted in connection with an exemptive order from the SEC pursuant to Section 26(c) of the 1940 Act (the “Substitution Order”) obtained by the Company. In such cases, the Fund and the Adviser agree to use reasonable efforts to cooperate with the Company in obtaining the Order.

The Fund agrees to make shares of the Portfolios available for purchase at the applicable net asset values per share by the Company and the Account on those days on which the Fund calculates the Portfolios’ net asset values pursuant to rules of the SEC, and the Fund shall calculate such net asset values on each day which the NYSE is open for trading unless otherwise permitted by law and in accordance with the Fund’s current prospectus relating to the Portfolios. Notwithstanding the foregoing, the Board of Directors of the Fund (“Directors”) may refuse to sell shares of any Portfolio to any person, including the Company with respect to the Accounts, or suspend or terminate the offering of shares of such Portfolio, if such action is required by law or by regulatory authorities having jurisdiction, or is deemed by the Directors, in their sole discretion, acting in good faith and in light of the Directors’ duties under federal and any applicable state laws, necessary in the best interests of shareholders of the Portfolio.

1.3	Notwithstanding anything to the contrary herein, the Company agrees to purchase and redeem the shares of each Portfolio in accordance with the provisions of the then current prospectus of the Portfolio and this Agreement.

The Fund and DFAS agree that, except as otherwise permitted by Treasury Regulation Section 8.17-5(f) shares of each Portfolio will be sold only to insurance companies that offer variable life insurance and variable annuity contracts and their separate accounts. No shares of any Portfolios will be sold to the general public.

1.4	Issuance and transfer of shares of the Portfolios will be by book-entry only. Stock certificates will not be issued to the Company or to the applicable Accounts. Shares purchased from the Fund will be recorded in appropriate book-entry titles for the Accounts or the appropriate subaccount by the Fund or its designee.

1.5	The Fund shall furnish same day notice (by e-mail, wire, telephone followed by written confirmation, NSCC System or by other mutually agreeable means) to the Company of any income, dividends or capital gain distributions payable on the Portfolios’ shares. The Company hereby elects to receive all such income, dividends and distributions as are payable on shares of a Portfolio in additional shares of that Portfolio at the ex-dividend date net asset values. The Fund shall notify the Company or its delegates of the number of shares of the Portfolios so issued as payment of such dividends and distributions.

1.6	The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; each Portfolio’s shares may be sold to other insurance companies and the cash value of the Contracts may be invested in other investment companies.

2.	Prospectuses, Statements of Additional Information, Proxy Solicitations and Voting

2.1	At least annually (or in the case of a prospectus supplement, when that supplement is issued), the Fund, through DFAS, shall provide the Company with the Fund’s current prospectus (describing only the Portfolios) and any supplements thereto as set in type or in PDF, at the Fund’s expense) in order for the Company to print and distribute such documents to Contract owners (such printing for existing Contract owners to be at the Fund’s expense). With respect to any Fund prospectus to be printed for existing Contract owners together with the prospectus(es) for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s prospectus bears to the total number of pages in the document. The Fund will, upon request, provide the Company with a copy of the Portfolios’ prospectus through electronic means to facilitate the Company’s efforts to provide the Portfolios’ prospectuses via electronic delivery.

The Fund, at its expense, shall provide the Company with copies of the Portfolios’ proxy materials, reports to shareholders, and other communications to shareholders in such quantities as the Company shall reasonably require for distribution to Contract owners investing in the Portfolios through the Account. The Company will distribute these proxy materials, reports and other communications to existing Contract owners. If requested by the Company in lieu thereof, DFAS shall provide such documentation (which may include a final copy of the Fund’s annual and semi-annual reports as set in type or in PDF, at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners (such printing for existing Contract owners to be at the Fund’s expense). With respect to any Fund communication to be printed for existing Contract owners together with communications for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s communication bears to the total number of pages in the document.

2.2	If and to the extent required by applicable law or by the terms of the Contracts, the Company shall:

(i)	solicit voting instructions from the Contract holders;

(ii)	vote the shares of the Portfolios held by the Accounts in accordance with instructions received from the Contract holders; and

(iii)	vote the shares of the Portfolios held by the Accounts for which no timely instructions have been received from the Contract holders in the same proportion as shares of such Portfolio for which instructions have been received, if and to the extent that (i) the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract holders, and (ii) such interpretation is deemed applicable to the Contracts. The Company reserves the right to vote Portfolio shares held in any segregated asset account in its own right, to the extent permitted by applicable law. The Company will be responsible for assuring that the Accounts investing in the Portfolios calculate voting privileges in accordance with applicable law, including without limitation the Exemptive Order, as described in Section 7.2. The Company agrees to hold the Fund, the Portfolios, the Adviser and DFAS harmless from and against any liability that may arise as a result of the Company’s voting Portfolio shares held in any segregated account in its own right.

2.3	The Fund, on behalf of the Portfolios, will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, the Fund, at its option, will either provide for annual or special meetings or comply with Section 16(c) of the 1940 Act, as well as with Sections 16(a) and, if and when applicable, 16(b) of the 1940 Act and the rules thereunder. Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) of the 1940 Act with respect to periodic elections of directors and with whatever rules the SEC may promulgate with respect thereto.

3.	Representations and Warranties

3.1	The Company represents and warrants that it is an insurance company within the meaning of Section 816(a) of the Code, duly organized and in good standing under applicable law, and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under applicable state insurance law; and that it is properly licensed, qualified and in good standing to sell the Contracts in all jurisdictions where the Contracts are sold. The Company represents and warrants that the Contracts will be issued and sold in compliance, in all material respects, with all applicable federal and state laws, and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

3.2	The Company represents and warrants that the Contracts are or will be registered under the Securities Act of 1933, as amended (the “1933 Act”).

3.3	The Company represents and warrants that it has or will have registered each Account as a unit investment trust, in accordance with the provisions of the 1940 Act or each such Account is, and will continue to be, exempt from registration under section 3(c) of the 1940 Act, to serve as a segregated investment account for the Contracts.

3.4	The Company represents that the Contracts are currently treated as life insurance, endowment contracts, or annuity contracts under the Code, and that the Company will maintain such treatment and that the Company will notify the Adviser and the Fund promptly upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that the Contracts might not be so treated in the future; provided, however, that the Company makes no representation or undertaking regarding any Contract to the extent such representation or undertaking is dependent on compliance by each Portfolio with the requirements of Subchapter M or Section 817(h) of the Code, the regulations thereunder, or any successor provision.

3.5	Each Party represents and warrants that (i) the execution and delivery of this Agreement has been duly authorized by all necessary corporate or trust action, as applicable, by such Party, and is a valid and legally binding contract enforceable in accordance with its terms; (ii) no consent, approval, authorization or order of any court or governmental authority is required for the consummation by such Party of the transactions contemplated by this Agreement; and (iii) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this Agreement will not, violate such Party’s organizational documents or Bylaws, or any resolution, agreement or arrangement to which the Party is a party or by which the Party is bound.

3.6

Pursuant to Rule 22c-2 of the 1940 Act, the Fund, DFAS and the Company agree to comply with the terms included in the attached Schedule 3.6 as of the effective date of this Agreement, and the Company will cooperate with the Fund in providing the information as provided in Schedule 3.6 and will provide reasonable assistance to the Fund in preventing possible market timing and other trading activities in violation of the Fund’s policies and procedures.

3.7	There are no material legal, administrative or other proceedings pending or, to the each Party’s knowledge, threatened against such Party or its property or assets that could materially and adversely affect such Party’s performance of its obligations under this Agreement. Each Party knows of no facts that might form the basis for the institution of such proceedings. Each Party represents and warrants that it is not subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its ability to consummate the transactions herein contemplated.

3.8	[Reserved.]

3.9	The Fund represents and warrants that the Fund is lawfully established and validly existing under the laws of the State of Maryland. The Fund and Adviser represent and warrant that the Fund’s operations and that of each Portfolio are and shall during the term of this Agreement remain in material compliance with applicable federal law (including the 1940 Act) and the laws of the State of Maryland to the extent required to perform this Agreement. The Fund and Adviser represent that the Fund will use commercially reasonable efforts to comply, to the extent specifically requested in writing by the Company, with any applicable state insurance laws or regulations as they may apply to the investment objectives, policies and restrictions of the Portfolios, as they may apply to the Fund, and to the extent that compliance with such laws will not materially interfere with the Fund’s daily operations and investment activities. If the Fund cannot comply with such state insurance laws or regulations, it will so notify the Company in writing. The Fund makes no other representation as to whether any aspect of its operations (including, but not limited to, fees and expenses, and investment policies) complies with the insurance laws or regulations of any state.

3.10	The Fund represents and warrants that the shares of the Portfolios sold pursuant to this Agreement are registered under the 1933 Act, and duly authorized for issuance; that the Fund shall amend its registration statement for the Portfolios under the 1933 Act and the 1940 Act, from time to time, as required in order to effect the continuous offering of the shares of the Portfolios; that the Fund will sell such shares in compliance with all applicable federal and state laws; and that the Fund is and will remain registered under, and complies and will comply in all material respects with, the 1940 Act. The Fund shall register and qualify the shares of the Portfolios for sale in accordance with the laws of the various states only if, and to the extent, deemed advisable by the Fund or DFAS.

3.11

The Fund and Adviser represent and warrant that for each quarter each Portfolio of the Fund does and will during the term of this Agreement (1) invest money from the Contracts in a manner consistent with the Contracts being treated as variable contracts under the Code and the regulations issued thereunder; and

(2) comply with the diversification requirements of Section 817(h) of the Code and any regulations thereunder and any amendments or other modifications or successor provisions to such Section or regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting such Section or regulations), as if those requirements applied directly to each such Portfolio. The Fund agrees to notify the Company upon having a reasonable basis for believing that any Portfolio has ceased to satisfy such diversification requirements or that the Portfolio might not comply with the diversification requirements in the future. In the event of a breach of this representation and warranty, the Fund and the Adviser will take all reasonable necessary steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation Section 1.817-5. The Adviser agrees to provide the Company with a certificate or statement indicating compliance by each Portfolio of the Fund with Section 817(h) of the Code, such certificate or statement to be sent to the Company no later than thirty (30) days following the end of each calendar quarter.

3.12	The Fund and the Adviser represent and warrant that each Portfolio qualifies as a regulated investment company under Subchapter M of the Code, and that the Fund will maintain such qualification (under Subchapter M or any successor or similar provision). The Fund agrees to notify the Company upon having a reasonable basis for believing that any Portfolio has ceased to so qualify or that it might not so qualify in the future. The Fund and Adviser agree to take all reasonable necessary steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Section 851(d) of the Code.

3.13	DFAS represents and warrants that it is and will remain a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is and will be duly registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”). DFAS represents that its operations are, and shall during the term of this Agreement remain, in material compliance with the laws of the State of Delaware to the extent required to perform this Agreement. DFAS further represents and warrants that it serves as principal underwriter of the Fund and that it will sell and distribute the shares of the Portfolios in accordance with any applicable state laws and federal securities laws, including without limitation, the 1933 Act, the 1934 Act, and the 1940 Act.

3.14	The Adviser represents and warrants that the Adviser is and shall remain duly registered under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with any applicable state and federal securities laws.

3.15

The Parties represent and warrant to each other that all of their directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Portfolios are and shall continue to be during the term of this Agreement covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the amount required by the applicable rules of the FINRA and the federal securities laws, including the 1940 Act, as applicable. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Parties agree to make all reasonable efforts to assure that such bond or another bond containing these provisions is continuously in effect, and each agrees to notify promptly the other Parties in the event that such coverage no longer applies.

4.	Sales Material and Information

4.1	The Company shall promptly provide the Fund with a summary of any Contract holder complaints respecting the Contracts that relate to the Fund or to the Portfolios.

4.2	Except with the written consent of the Adviser, the Fund or DFAS, as appropriate, the Company shall not make any oral or written material representations concerning the Adviser, DFAS, the Fund or the Portfolios, other than the information or representations contained in: (a) a registration statement or prospectus or SAI for the Portfolios, as amended or supplemented from time to time; (b) published reports or statements of the Fund which are in the public domain or are approved by the Fund, the Adviser or DFAS; or (c) sales literature or other promotional material of the Fund.

4.3	The Fund, DFAS, or the Adviser shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional materials in which the Company, and/or an Account is named at least ten calendar days prior to its use. No such material shall be used if the Company reasonably objects to such use within ten calendar days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects. Except with the written consent of the Company, the Adviser, DFAS or the Fund shall not give any information or make any representations on behalf of or concerning the Company, the Account or the Contracts, other than the information or representations contained in:

(a)	a registration statement, prospectus or SAI for the Contracts, as amended or supplemented from time to time;

(b)	published reports or statements of the Contracts or the Accounts which are in the public domain or are approved by the Company for distribution to Contract holders; or

(c)	sales literature or other promotional material of the Company approved by the Company or its designee.

4.4

Unless the Company will use DFAS’s trademark(s) and/or the Fund name(s) in or as a part of sales literature or other promotional materials that include other fund companies’ trademarks and/or fund names as a listing of funds available in connection with the sale of Contracts, the Company shall furnish, or shall cause to be furnished, to DFAS, each piece of sales literature or other promotional materials that the Company develops or uses and in which (a) a trademark of DFAS appears or is shown or (b) a Fund (or a Portfolio thereof) or the Adviser or DFAS is named, at least ten calendar days prior to its use. No such material shall be used by the Company if DFAS reasonably objects to such use within ten calendar days after receipt of such material.

4.5	The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Portfolios or their shares, within a reasonable time after the filing of such documents in final form with the SEC or other regulatory authority.

4.6	The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, sales literature and any other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts and each Account, within a reasonable time after the filing of such document(s) with the SEC or other regulatory authority.

4.7	For purposes of this Section 4, the phrase “sales literature or other promotional material” shall be construed in accordance with all applicable securities laws and regulations, and includes, but is not limited to, any of the following that refer to the Portfolio or any affiliate of the Portfolios: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Portfolios.

4.8	[Reserved.]

4.9	The Parties agree to review the arrangements set forth herein from time to time for possible changes and will make their personnel reasonably available for this purpose.

4.10	The Fund and the Adviser will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Portfolio, and of any material change in the Fund’s registration statement relating to the Portfolio and that will have a material impact on the duties and obligations of the Company under the terms of this Agreement (other than changes that take place at the time of the annual prospectus update), particularly any change resulting in a change to the registration statement or prospectus or SAI for any Account, to the extent such notice is permissible under applicable law and the Fund’s selective disclosure policies and a determination is made by the Fund to mail such supplements to Portfolio’s shareholders. The Fund will cooperate with the Company so as to enable the Company to solicit proxies from Contract holders or to make changes to its prospectus, SAI or registration statement, in an orderly manner. The Company will be seeking to combine mailings to Contract owners to reduce costs to the extent practicable.

5.	Shareholder Services; Fees and Expenses

5.1	The Fund shall pay no fee or other compensation to the Company under this Agreement, except that the Fund may pay fees to the Company for administrative and shareholder services provided to Contract owners that are not primarily intended to result in the sale of shares of the Portfolios or of underlying Contracts as separately agreed to in writing.

5.2	All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund in its sole discretion, in accordance with applicable state laws prior to their sale. The Fund shall bear the cost of registration and qualification of the shares of the Portfolios; setting the prospectus in type, setting in type and printing proxy materials and reports to shareholders; preparation of all other statements and notices relating to the Portfolios required by any federal or state law; payment of all applicable fees, including, without limitation, all fees due under Rule 24f-2 of the 1940 Act relating to the Portfolios; and all taxes on the issuance or transfer of the Portfolios’ shares.

5.3	The Company shall bear all expenses associated with the registration, qualification, and filing of the Contracts under applicable federal securities and state insurance laws; the cost of preparing, printing, and distributing the Contracts’ prospectus and SAI; and the cost of printing and distributing annual individual account statements for Contract owners as required by state law. The Parties shall bear the expenses of preparation and printing the Fund’s prospectus, SAI and other documents and of distributing the Fund’s prospectus, SAI, proxy materials, and reports to Contract holders and prospective Contract holders as described in Section 2.1.

6.	Indemnification

6.1	Indemnification by the Company

6.1(a)	The Company agrees to indemnify and hold harmless the Fund, the Portfolios, DFAS and the Adviser, and each of their directors and officers (as applicable), and each person, if any, who controls any of them within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) (except in all cases, excluding consequential or special damages), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Portfolios’ shares or the Contracts and:

(i)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, offering memoranda or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Section 6.1(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund for use in the registration statement, offering memoranda or sales literature for the Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or the shares of the Portfolios;

(ii)	arise out of, or as a result of, statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature or other promotional materials of the Portfolios not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or the shares of the Portfolios;

(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Portfolios or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company;

(iv)	arise out of, or as a result of, any material failure by the Company or persons under its control to provide the services and furnish the materials contemplated under the terms of this Agreement; or

(v)	arise out of, or result from, any material breach of any representation and/or warranty made by the Company or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by the Company or persons under its control;

as limited by and in accordance with the provisions of Sections 6.1(b) and 6.1(c) hereof.

6.1(b)	The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the Fund or the Portfolios, whichever is applicable.

6.1(c)

The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of the failure to give such notice. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action, provided that it gives written notice of such intention to the Indemnified Parties. The Company also shall be entitled to assume and to control the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)	the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

6.1(d)	The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the shares of the Portfolios or the Contracts or the operation of the Portfolios.

6.2	Indemnification by DFAS

6.2(a)	DFAS agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund or DFAS) or litigation (including legal and other expenses) (except in all cases, excluding consequential or special damages) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Portfolios’ shares ; and:

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus(es), SAI or sales literature of the Fund or the Portfolios (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Section 6.2(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to DFAS or the Fund by or on behalf of the Company for use in the registration statement, prospectus(es), SAI, or in sales literature of the Fund or the Portfolios (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or shares of the Portfolios;

(ii)	arise out of, or as a result of, statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional materials for the Portfolios not supplied by the Fund, DFAS or persons under their control) or wrongful conduct of DFAS or the Fund or persons under their control, with respect to the sale or distribution of the shares of the Portfolios (it is understood that the persons who are involved in the sale or distribution of the Contracts are not under the control of DFAS, the Adviser or the Fund);

(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, offering memoranda or sales literature of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of DFAS or the Fund;

(iv)	arise out of, or as a result of, any material failure by DFAS, the Fund or persons under their control to provide the services and furnish the materials contemplated under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by DFAS, the Fund or persons under their control in this Agreement or arise out of or result from any other material breach of this Agreement by DFAS, the Fund or persons under their control;

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof.

6.2(b)

DFAS shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such

Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Accounts, whichever is applicable.

6.2(c)	DFAS shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified DFAS in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify DFAS of any such claim shall not relieve DFAS from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to DFAS and DFAS is damaged solely as a result of the failure to give such notice. In case any such action is brought against the Indemnified Parties, DFAS will be entitled to participate, at its own expense, in the defense thereof, provided that it gives written notice of such intention to the Indemnified Parties. DFAS also shall be entitled to assume and to control the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from DFAS to such party of DFAS’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and DFAS will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation unless:

(i)	DFAS and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)	the named parties to any such proceeding (including any impleaded parties) include both DFAS and the Indemnified Party and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them. DFAS will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent, or if there is a final judgment for the plaintiff, DFAS agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

6.2(d)	The Company will promptly notify DFAS of the commencement of any litigation or proceedings against the Indemnified Parties in connection with the issuance or sale of the Contracts or the operation of the Accounts.

6.3	Indemnification by the Adviser

6.3(a)	The Adviser agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.3) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund or the Adviser) or litigation (including legal and other expenses) (except in all cases, excluding consequential or special damages) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Portfolios’ shares, and:

(i)	arise out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus(es), SAIs or sales literature of the Fund or the Portfolios (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Section 6.3(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund or the Adviser by or on behalf of the Company for use in the registration statement, prospectus(es) or SAIs for or in sales literature of the Funds (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or the shares of the Portfolios;

(ii)	arise out of, or as a result of, statement or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional materials for the Portfolios not supplied by the Fund or Adviser or persons under their control) or wrongful conduct of DFAS, the Fund or the Adviser or persons under their control, with respect to the sale or distribution of the shares of the Portfolios (it is understood that the persons who are involved in the sale or distribution of the Contracts are not under the control of DFAS, the Adviser or the Fund);

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, offering memoranda or sales literature of the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund or the Adviser;

(iv)	arise out of, or as a result of, any material failure by DFAS, the Adviser, the Fund or persons under their control to provide the services and furnish the materials contemplated under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by DFAS, the Fund, the Adviser or persons under their control in this Agreement or arise out of or result from any other material breach of this Agreement by DFAS, the Adviser, the Fund or persons under their control;

as limited by and in accordance with the provisions of Sections 6.3(b) and 6.3(c) hereof.

6.3(b)	The Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Company or the Accounts, whichever is applicable.

6.3(c)

The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund or the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund or the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Adviser and the Adviser is damaged solely as a result of the failure to give such notice. In case any such action is brought against the Indemnified Parties, the Adviser will be entitled to participate, at its own expense, in the defense thereof, provided that it gives written notice of such intention to the Indemnified Parties. The Adviser also shall be entitled to assume and to control the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Adviser to such party of the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof, other than reasonable costs of investigation unless:

(i)	the Adviser and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)	the named parties to any such proceeding (including any impleaded parties) include both the Adviser and the Indemnified Party and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Adviser will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Adviser agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

6.3(d)	The Indemnified Parties will promptly notify the Fund and the Adviser of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts or the operation of the Accounts.

6.4	Indemnification by the Fund

6.3(a)	The Fund agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 6.4) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund or the Adviser) or litigation (including legal and other expenses) (except in all cases, excluding consequential or special damages) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Portfolios’ shares , and:

(i)

arise out of, or as a result of, any material failure by the Fund or persons under its control to provide the services and furnish the materials contemplated under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in this Agreement); or

(ii)	arise out of or result from any material breach of any representation and/or warranty made by the Fund or persons under its control in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or persons under its control;

as limited by and in accordance with the provisions of Sections 6.4(b) and 6.4(c) hereof.

6.4(b)	The Fund shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Fund, the Company or the Accounts, whichever is applicable.

6.4(c)

The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve the Fund from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Fund and the Fund is damaged solely as a result of the failure to give such notice. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof, provided that it gives written notice of such intention to the Indemnified Parties. The Fund also shall be entitled to assume and to control the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Fund to such party of the Fund’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof, other than reasonable costs of investigation unless:

(i)	the Fund and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)	the named parties to any such proceeding (including any impleaded parties) include both the Fund and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Fund will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Adviser agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

6.4(d)	The Indemnified Parties will promptly notify the Fund of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts or the operation of the Accounts.

7.	Potential Conflicts

7.1	The Directors will monitor the Portfolios for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Portfolios. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable insurance (including federal, state or other jurisdiction), tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company if they determine that an irreconcilable material conflict exists and the implications thereof.

7.2

The Company will report any potential or existing conflicts of which it is aware to the Directors, and upon request by the Fund, shall provide the Fund with written notification that the Company is not aware of any conflict, if such is the case. The Company will assist the Directors in carrying out their responsibilities under any applicable provisions of the federal securities laws and/or any exemptive orders granted by the SEC, including the order obtained by the Fund from the SEC, dated March 12, 2002 (File No. 812-12760) (“Exemptive Order”), by providing the Directors with all information reasonably necessary for the Directors to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Directors whenever Contract holder voting instructions are disregarded.

7.3	If it is determined by a majority of the Directors, or a majority of its disinterested Directors, that a material irreconcilable conflict exists, the Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of disinterested Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the Accounts from any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract holders and, as appropriate, segregating the assets of any appropriate group that votes in favor of such segregation, or offering to the affected Contract holders the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

7.4	If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other insurance regulators, then the Company will withdraw the affected Account’s investment in the Portfolio(s) and terminate this Agreement with respect to such Account within six (6) months after the Directors inform the Company in writing that the Directors have determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of the foregoing six (6) month period, DFAS and the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Portfolios.

7.5	For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract holders materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw an Account’s investment in the Portfolios and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict.

7.6	If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in any Exemptive Order) on terms and conditions materially different from those contained in any Exemptive Order, then (a) the Fund and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 7.1, 7.2, 7.3 and 7.4 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted by the SEC.

8.	Term and Termination

8.1	This Agreement may be terminated by any Party with or without cause on three (3) months advance written notice delivered to the other Parties or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the Parties.

8.2	Notwithstanding any other provision of this Agreement, DFAS, the Adviser or the Fund may terminate this Agreement for cause on not less than thirty (30) days’ prior written notice to the Company, unless the Company has cured such cause within thirty (30) days of receiving such notice, for any material breach by the Company of any representation, warranty, covenant or obligation hereunder.

8.3	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement for cause on not less than thirty (30) days’ prior written notice to DFAS, the Adviser and the Fund, unless DFAS, the Adviser or the Fund, as appropriate, has cured such cause within thirty (30) days of receiving such notice, for any material breach by DFAS, the Adviser or the Fund of any representation, warranty, covenant or obligation hereunder.

8.4	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund and DFAS with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts.

8.5	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund, the Adviser and DFAS with respect to any Portfolio in the event such Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company.

8.6

Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund, the Adviser and DFAS with respect to any Portfolio in the event that such Portfolio ceases to qualify as a

“regulated investment company” under Subchapter M of the Code, or if the Company reasonably believes that any such Portfolio may fail to so qualify.

8.7	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund, the Adviser and DFAS with respect to any Portfolio in the event that such Portfolio fails to satisfy the diversification requirements of Section 817 of the Code and the Treasury regulations promulgated thereunder, or if the Company reasonably believes that any such Portfolio may fail to so comply.

8.8	Notwithstanding any other provision of this Agreement, the Fund, the Adviser or DFAS may terminate this Agreement by written notice to the Company, if any one or all shall determine, in their sole judgment, exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

8.9	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund, the Adviser and DFAS, if the Company shall determine, in its sole judgment, exercised in good faith, that any of the Fund, the Portfolios, the Adviser or DFAS has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

8.10	Notwithstanding any other provision of this Agreement, the Fund, the Adviser or DFAS may terminate this Agreement by written notice to the Company, in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner (as defined herein) or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Portfolio shares; provided, however, that the Fund, the Adviser or DFAS determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

8.11	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund, DFAS and the Adviser, in the event that formal administrative proceedings are instituted against the Fund, DFAS or the Adviser by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund, DFAS or the Adviser to perform its obligations under this Agreement; or

8.12	Notwithstanding any other provision of this Agreement, any Party may terminate this Agreement for cause on not less than thirty (30) days’ prior written notice to all other Parties, unless any of the other Parties has cured such cause within thirty (30) days of receiving such notice, for any one of the following reasons:

(a)	change in control of any Party or such Party’s ultimate controlling person; however, a change in the name of the Party will not constitute a change in control;

(b)	a material change in, or other material revision to, the Contracts or the prospectus(es) of the Portfolios, which material change or revision is not acceptable to any of the other Parties; or

(c)	any action taken by federal, state or other regulatory authorities of competent jurisdiction which, in the reasonable judgment of any of the Parties, either (i) materially and adversely alters the terms, advantages and/or benefits of the Contracts to current or prospective purchasers; or (ii) materially or adversely alters the terms or conditions of such Party’s participation in the subject matter of this Agreement.

8.13	Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and DFAS shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 8.11 shall not apply (1) to any termination under Article VII and the effect of such Article VII termination shall be governed by Article VII of this Agreement; and (2) in the event that the Fund determines to close or liquidate the Portfolios, in which case the Fund shall provide an additional thirty (30) days advance notice in addition to the notice required by Section 8.1.

8.14	Notwithstanding any termination of this Agreement, each party’s obligation under Article VI to indemnify the other Parties shall survive. In addition, with respect to Existing Contracts, all provisions of this Agreement also will survive and not be affected by any termination of this Agreement.

9.	Notices

Any notice shall be deemed sufficiently given when sent by registered or certified mail to the other Parties at the address of such Parties set forth below or at such other address as such Parties may from time to time specify in writing to the other Parties.

If to the Fund:

Catherine L. Newell, Esq.

Vice President and Secretary

DFA Investment Dimensions Group Inc.

6300 Bee Cave Road, Building One

Austin, TX 78746

If to the Adviser:

Catherine L. Newell, Esq.

Vice President and Secretary

Dimensional Fund Advisors Inc.

6300 Bee Cave Road, Building One

Austin, TX 78746

If to DFAS:

Catherine L. Newell, Esq.

Vice President and Secretary

DFA Securities LLC

6300 Bee Cave Road, Building One

Austin, TX 78746

If to the Company:

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, NY 10017

Attn: Secretary

With a copy to:

TIAA-CREF Life Insurance Company

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Attn.: Director, Third Party Funds Management

10.	Miscellaneous

10.1	The captions in this Agreement are included for convenience of reference only and in no way affect the construction or effect of any provisions hereof.

10.2	If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

10.3	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.4	Each Party shall cooperate with each other Party and all appropriate governmental authorities (including, without limitation, the SEC, FINRA, and any applicable insurance, securities or other regulator of competent jurisdiction), and shall permit such authorities reasonable access to its books and records as required by applicable law in connection with any investigation or inquiry relating to this Agreement. Notwithstanding the generality of the foregoing, each Party hereto further agrees to furnish the New York Insurance Commissioner (the “Insurance Commissioner”) with any information or reports in connection with services provided under this Agreement which the Insurance Commissioner may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with New York variable annuity laws and regulations and any other applicable law or regulations.

10.5	Each Party hereto agrees to provide upon request annual certifications to the other Parties in order to confirm compliance with this Agreement. If a Party is unable to or refuse to provide such certification within 30 days of the written request, the other Parties shall have the right to audit the records of such Party relating to the terms and conditions of this Agreement during reasonable business hours (at the expense of the auditing Parties) in order to confirm compliance with this Agreement.

10.6	The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties hereto are entitled to under state and federal laws. 10.7

10.7	Subject to the requirements of legal process and regulatory authority, each Party hereto shall treat as confidential the names and addresses of the Contract holders and all information reasonably identified as confidential in writing by any other Party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected Party until such time as such information may come into the public domain. Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

(a)

“Confidential Information” includes without limitation all information regarding the customers of or investors in the Company, the Fund, the Portfolios, the Adviser or DFAS or any of their subsidiaries, affiliates, or licensees, or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers, or any information derived therefrom;

(b)	Neither the Company, the Fund, Adviser or DFAS may disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to the Company, the Fund, or DFAS as set forth in this Agreement; and the Company, the Fund, and DFAS agree to cause their employees, agents and representatives, or any other Party to whom the Company, the Fund, or DFAS may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. The Company, the Fund and DFAS agree to maintain in confidence the other’s Confidential Information and limit access to said Confidential Information within their own organization to only those persons who need to know such Confidential Information. Each Party will treat the Confidential Information of the others with at least the same degree of care they use to protect their own proprietary information, but no less than reasonable care under the circumstances;

(c)	The Company, the Fund, and DFAS agree to implement appropriate measures designed to ensure the security and confidentiality of Confidential Information, to protect such Confidential Information against any anticipated threats or hazards to the security and integrity of such measures implemented to ensure the security and confidentiality of such Confidential Information, and to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm to any of the customers of the Company or any of its subsidiaries, affiliates or licensees or substantial harm to the Company, the Fund or to DFAS; the Company, the Fund, and DFAS further agree to cause all their respective agents, representatives or subcontractors, or any other Party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 10.7.

(d)	In the event the receiving Party is required to disclose another Party’s Confidential Information pursuant to a judicial or governmental order, such receiving Party will promptly notify the disclosing Party in writing in sufficient time to allow intervention in response to such an order.

(e)	No receiving Party shall acquire any rights in or to the Confidential Information of another Party, except the limited right to use the Confidential Information solely for the purposes set forth in this Agreement or as agreed upon in writing by the parties.

(f)

Each Party hereto respectively agrees to be responsible for compliance with the terms of this Section 10.7 and acknowledges that a breach of any of the terms in this Section 10.7 by any of their employees, agents, affiliates or others acting on their behalf will be deemed a breach. Each Party hereto shall notify the other Party upon discovery of any unauthorized use or disclosure of such Party’s Confidential Information or any other breach of this Section 10.7 and will cooperate in a reasonable manner to help the other regain possession of its Confidential Information and prevent its further unauthorized use. Each Party hereto acknowledges that a Party, because of the nature of its Confidential Information, would suffer irreparable harm in the event of a material breach of the provisions of this Section 10.7 in that monetary damages would be inadequate to compensate for such a breach, and that in the event of any material breach or threatened material breach by a Party of any such provisions, the non-breaching Party shall be entitled, in addition to such other legal or equitable remedies which might be available, to seek preliminary or temporary injunctive relief in any court of competent jurisdiction against the threatened material breach or continuation of any such material breach without showing or proving any actual damages sustained by it. If the non-breaching Party prevails against the breaching Party in any action brought to enjoin a material breach or threatened breach of this Section 10.7, it shall be entitled to reasonable attorney’s fees and costs in connection with such legal proceeding.

(g)	Each Party hereto agrees that the terms of this Section 10.7 shall survive the termination or cancellation of this Agreement.

10.8	This Agreement or any of the rights and obligations hereunder may not be assigned by any Party without the prior written consent of all Parties hereto.

10.9	In any dispute arising hereunder, each Party waives its right to demand a trial by jury and hereby consents to a bench trial of all such disputes.

10.10	The terms of this Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof; provided, however, that all performances rendered hereunder shall be subject to compliance with all applicable state and federal laws and regulations.

To the extent they are applicable, this Agreement shall be subject to the provisions of the 1933 Act, the 1934 Act, and the 1940 Act, and the rules and regulations and interpretations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and any applicable FINRA regulations or interpretations, and the terms hereof shall be interpreted and construed in accordance therewith.

10.11

The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Portfolios of the Fund or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first set forth above.

Company:

TIAA-CREF LIFE INSURANCE COMPANY

By:
Name:
Title:

Fund:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:
Name:
Title:

Adviser:

DIMENSIONAL FUND ADVISORS LP By: Dimensional Holdings Inc., general partner

By:
Name:
Title:

DFAS:

DFA SECURITIES LLC

By:
Name:
Title:

Schedule A

Contracts and Accounts

NAME OF SEPARATE ACCOUNT: TIAA-CREF Life Separate Account VLI-2

CONTRACT(S):

•	M Intelligent Variable Universal Life Policy

Schedule B

VA U.S. Targeted Value Portfolio

VA U.S. Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

SCHEDULE 3.6: Rule 22c-2 Provisions

1.

Agreement to Provide Information. The Company (hereafter, an “Intermediary”) agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)[1], or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount and date of every purchase, redemption, transfer, or exchange of Fund shares (“Shares”) held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, the Company shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1.1.	Period Covered by Request. The Fund agrees to provide to the Company a written request including the TIN, if known, or any other identifying factor that would provide assistance in determining the identity of the Shareholder(s). Requests to provide such information shall set forth the specific period for which transaction information is sought. Unless otherwise agreed to by the Company, any such request will not cover a period of more than 90 consecutive Business Days.

1.2.	Form and Timing of Response.

1.2.1.	Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 1. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

1.2.2.	Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

1.2.3.	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3.	Limitations on Use of Information. The Fund agrees not to use the information received from the Intermediary for the Fund’s use in solicitation or marketing without the

[1]

According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

prior written consent of the Intermediary. The Fund is permitted to use the information received from the Intermediary for the Fund’s internal purposes, including monitoring compliance with the Fund’s internal policies, procedures and practices. The Fund agrees to keep any non-public information furnished by the Intermediary confidential consistent with the Fund’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate frequent trading policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.1.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract holder number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including the length of time such restriction shall remain in place. If the TIN, ITIN, or GII or specific individual Contract holder number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

2.2.	Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

2.3.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Schedule 3.6:

3.1.	The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.[2]

3.2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

3.3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; except:

[2]

As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

3.3.1.	with respect to retirement plan recordkeepers, the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

3.3.2.	with respect to insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

3.4.	The term “written” includes electronic writings and facsimile transmissions.

3.5.	[Reserved.]

3.6.	The term “purchase” does not include the automatic reinvestment of dividends.

3.7.	The term “promptly” as used in Section 1.2 shall mean as soon as practicable but in no event later than 10 business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

3.8.	The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, Company-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in contract value pursuant to a Contract death benefit; (iv) step-ups in contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.

3.9.	The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Company-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.